Exhibit 99.1

Voya Financial Announces Third-Quarter 2017 Results

Board of Directors Authorizes an Additional $800 Million of Share Repurchases

NEW YORK, Oct. 31, 2017 – Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the third quarter of 2017.

•	3Q 2017 net income available to common shareholders of $0.81 per diluted share[1], which reflects:

•

A gain of $0.51 per diluted share, after-tax[2], in the Closed Block Variable Annuity (CBVA) segment due to changes in the fair value of guaranteed benefit derivatives related to nonperformance risk (which the company considers a non-economic factor) and the annual review of actuarial assumptions and models for the segment. The CBVA segment, which is in run-off and not included in operating earnings, is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on regulatory and rating agency capital resources, creating an accounting asymmetry with U.S. GAAP financial results.

•	A loss of $0.71 per diluted share, after-tax, (operating and non-operating, excluding CBVA) from the annual review of actuarial assumptions and models.

•	3Q 2017 operating earnings[2],[3] of $0.51 per diluted share, after-tax, which includes:

•

$0.65 per diluted share, after-tax, of unfavorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking—changes in guaranteed minimum interest rate (GMIR) provisions for certain retirement plan contracts with fixed investment options and unlocking due to annual assumption updates in Individual Life were partially offset by favorable annual assumption updates in Retirement (excluding GMIR effects) and Annuities.

•	$0.03 per diluted share, after-tax and DAC/VOBA, of prepayment fees and alternative investment income, in aggregate, above the company’s long-term expectations.

•	3Q 2017 segment results include:

•	Retirement net inflows of $1.1 billion, reflecting growth in Corporate and Tax-Exempt markets;

•	Investment Management net inflows of $1.5 billion (excluding variable annuity outflows and sub-advisor replacements);

[1]	For the three months ended September 30, 2017 and 2016, weighted-average fully diluted common shares outstanding were 182.4 million and 199.6 million, respectively. For periods in which there is a net loss available to common shareholders, the operating earnings per share calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the operating earnings per share calculation. The number of weighted-average diluted shares used to calculate operating earnings per diluted share for the three months ended September 30, 2016 was 201.5 million.
[2]	Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after-tax.” A 35% tax rate is applied to all non-operating items, including CBVA results. The 32% tax rate for operating earnings and components reflects the estimated benefit of the dividend received deduction related to the company’s Retirement, Investment Management, Annuities, Individual Life and Employee Benefits segments.
[3]	Operating earnings and adjusted operating earnings are non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

•	Net inflows of $87 million for investment-only products in Annuities;

•	Favorable mortality in Individual Life;

•	In Employee Benefits, loss ratios of 80.6% for Stop Loss and 74.4% for Group Life; and

•	CBVA hedge program continued to protect regulatory and rating agency capital.

•	Total assets under management (AUM) of $311 billion; total AUM and administration of $541 billion as of September 30, 2017.

•	Estimated combined risk-based capital (RBC) ratio of 483%[4], which is above the company’s target of 425%.

•	Excess capital of $944 million[5]

•	Debt-to-capital ratio, excluding accumulated other comprehensive income (AOCI), of 24.2%[6]

•	Book value per share (excluding AOCI) of $60.22[7]

“We delivered strong new business and earnings growth during the third quarter,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “In addition to achieving significant deposit growth and net flows in Retirement, Investment Management and Annuities’ investment-only products, we once again grew in-force premiums in Employee Benefits. The strategic investments we’ve been making — combined with our growth initiatives — have enabled us to increase our earnings power as we also realize cost savings due to our focus on simplifying Voya.

“During the quarter, the CBVA hedge program continued to protect regulatory and rating agency capital and we had $1.3 billion of CBVA net outflows. Equally important, our balance sheet is strong and we ended the quarter with $944 million in excess capital. We also have received an additional share repurchase authorization of $800 million from the board of directors, which gives us the ability to build upon the more than $3.4 billion in capital that we have already returned to our shareholders. We currently plan to begin utilizing the authorization in the fourth quarter of 2017 and expect to repurchase $1 billion of stock by the end of 2018.

“In September, we were proud to be re-certified as a 2017 Great Place to Work by the independent analysts at Great Place to Work® — the global authority on high-trust, high-performance workplace cultures. Our employees are driving our business and operational performance, and they are enabling us to work towards our mission of making a secure financial future possible for our customers — one person, one family, and one institution at a time,” added Martin.

[4]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[5]	Excess capital above the company’s holding company liquidity target of $450 million and estimated statutory surplus in excess of a 425% combined RBC ratio.
[6]	Debt-to-capital ratio, excluding AOCI, is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.
[7]	Book value per share (excluding AOCI) is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

Third-Quarter 2017 Results

Net Income Available to Common Shareholders

Voya Financial’s net income available to common shareholders includes the effect of the company’s CBVA hedge program - which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility - as well as net investment gains and losses, among other items.

3Q 2017 net income available to common shareholders was $149 million or $0.81 per diluted share, compared with a net loss available to common shareholders of $248 million or $1.24 per diluted share in 3Q 2016. The improvement reflects an increase in CBVA income before income taxes and a decline in net investment losses.

Operating Earnings

Voya Financial’s operating earnings include results from the company’s Retirement, Investment Management, Annuities, Individual Life and Employee Benefits segments, as well as Corporate.

3Q 2017 after-tax operating earnings were $94 million or $0.51 per diluted share, compared with $74 million or $0.37 per diluted share, in 3Q 2016. The following items primarily accounted for this change:

•	$46 million, after-tax, of higher adjusted operating earnings, in aggregate, driven by higher earnings in all business segments (excluding Corporate); and

•	$119 million, after-tax, of negative DAC/VOBA and other intangibles unlocking compared with $95 million, after-tax, of negative DAC/VOBA and other intangibles unlocking in 3Q 2016.

	Three Months Ended September 30,
($ in millions, except per share amounts)	2017	2016	% Change
Operating earnings before income taxes by segment
Retirement	$107	$63	70%
Investment Management	54	52	4
Annuities	74	113	(35)
Individual Life	(66)	(76)	13
Employee Benefits	58	41	41
Corporate	(89)	(84)	(6)

Total operating earnings before income taxes	$138	$108	28%

Closed Block Variable Annuity	142	(328)	NM
Net investment gains (losses)	(15)	(66)	NM
Loss due to the early extinguishment of debt	(3)	0	NM
Other adjustments [i]	(24)	(70)	NM

Income (loss) before income taxes	$238	$(356)	NM
Less: Income tax expenses (benefit)	24	(119)	NM

Net income (loss), after-tax	$214	$(237)	NM
Net income (loss) attributable to non-controlling interest	65	12	NM

Net income (loss) available to common shareholders, after-tax	$149	$(248)	160%

($ in per diluted share)
Operating earnings, after-tax ii	$0.51	$0.37	38%
Closed Block Variable Annuity, after-tax ii	0.51	(1.07)	NM
Net investment gains (losses), after-tax ii	(0.05)	(0.21)	NM
Loss due to the early extinguishment of debt, after-tax ii	(0.01)	—	NM
Other adjustments, after-tax ii	(0.32)	(0.26)	(23)
Effect of assumed tax rate vs. actual tax rate iii	0.17	(0.07)	NM

Net income (loss) available to common shareholders	$0.81	$(1.24)	165%

Fully diluted weighted average shares outstanding (in millions)	182.4	199.6
Dilutive effect of the exercise or issuance of stock-based awards iiii	—	1.9
Weighted average common shares outstanding—Diluted (Operating) iiii	182.4	201.5

[i]

“Other adjustments” consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; income (loss) attributable to non-controlling interests; immediate recognition of net actuarial gains (losses) related to pension and other post-retirement benefit obligations and gains (losses) from plan amendments and curtailments; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

ii

Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after-tax.” The 32% tax rate for operating earnings reflects the estimated dividends received deduction benefit. A 35% tax rate is applied to all non-operating items.

iii	Represents the difference between actual tax expense and the tax expense reflected in other line items using the assumed 32% (operating) tax rate or 35% (non-operating) tax rate.

iiii

For periods in which there is a Net loss available to common shareholders, Operating earnings per share calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the Operating earnings per share calculation.

NM = Not Meaningful

Segment Discussions

The following segment discussions compare 3Q 2017 with 3Q 2016, unless otherwise noted. All figures are presented before income taxes.

Retirement

Positive Net Flows; Higher Fee-Based Revenue and Lower Expenses Partially Offset by Lower Net Underwriting Income

	Three Months Ended September 30,
($ in millions, before income taxes)	2017	2016
Operating earnings	$107	$63
Less: DAC/VOBA and other intangibles unlocking due to GMIR initiative[i]	(92)	—
Less: Other DAC/VOBA and other intangibles unlockingii	48	(74)

Adjusted operating earnings	$151	$137

[i]

Impact of changes in terms related to GMIR provisions, which reduce the company’s interest rate exposure on new deposits and transfers for certain retirement plan contracts with fixed investment options.

ii	Impact of annual assumption update and historical unlocking.

Retirement operating earnings were $107 million, up from $63 million.

Retirement adjusted operating earnings, which exclude the impact of unlocking, were $151 million, up from $137 million. Earnings drivers included:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were, in aggregate, $3 million above long-term expectations (before the effect of income taxes and DAC).

•	Excluding alternative investment income and prepayment fees, investment spread revenues declined, despite growth in general account assets, primarily due to lower portfolio yields.

•	Fee-based revenues increased meaningfully as equity market appreciation and the cumulative effect of positive net flows drove higher AUM.

•

Net underwriting gain (loss) and other revenue declined—3Q 2017 was impacted by unfavorable pension risk transfer mortality experience while experience in 3Q 2016 was positive. (The pension risk transfer business was closed to new sales at the end of 2016.)

•	Expenses decreased primarily due to continued expense management efforts and reflect $3 million of favorable expense items in 3Q 2017.

Retirement net inflows were $1.1 billion, compared with net inflows of $280 million in 2Q 2017 and net inflows of $1.4 billion in 3Q 2016. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $135 billion, up from $130 billion as of June 30, 2017 and $120 billion as of Sept. 30, 2016.

Investment Management

Fee Growth from Higher Assets Under Management; Positive Investment Management Sourced and Affiliate Sourced Net Flows

	Three Months Ended September 30,
($ in millions, before income taxes)	2017	2016
Operating earnings	$54	$52
Less: Gain due to Lehman bankruptcy settlement	0	3

Adjusted operating earnings	$54	$49

Investment Management operating earnings were $54 million, up from $52 million.

Investment Management adjusted operating earnings were $54 million, up from $49 million. Earnings drivers included:

•	Fee-based revenues increased $10 million primarily due to higher average AUM driven by Investment Management sourced net flows and market appreciation, partially offset by lower performance fees.

•	Investment capital revenues decreased $2 million and alternative investment income overall was in line with long-term expectations.

•

Expenses increased $6 million primarily due to higher compensation expenses including variable compensation expenses associated with higher earnings; 3Q 2017 results reflect $1 million of favorable expense items.

Investment Management Operating Margin

	3Q 2017	2Q 2017	3Q 2016
Operating Margin[i]	31.3%	41.8%	30.5%
Operating Margin, excluding investment capital resultsii	29.2%	29.6%	28.7%

[i]	3Q 2016 excludes gain resulting from a Lehman Brothers bankruptcy settlement.
ii

Operating margin, excluding investment capital results, is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

The increase in the 3Q 2017 operating margin, excluding investment capital and other investment income, compared with 3Q 2016 was primarily due to higher fee-based revenue resulting from higher average AUM. This was partially offset by higher expenses in 3Q’17 and higher performance fees earned in 3Q 2016. The decrease compared with 2Q 2017 reflects higher performance fees earned in 2Q 2017.

Investment Management Net Flows

($ in billions)	3Q 2017	2Q 2017	3Q 2016
Investment Management Sourced Net Flows	$1.2	$2.4	$0.2
Affiliate Sourced Net Flows	1.2	(0.5)	0.3
VA Net Flows	(0.9)	(0.7)	(0.8)

Total	$1.5	$1.2	$(0.3)

During 3Q 2017, Investment Management sourced net inflows were driven by institutional net flows, primarily from Institutional U.S. distribution.

Third-party8 sales were $7.6 billion, compared with $4.7 billion in 3Q 2016 and $6.4 billion in 2Q 2017. Third-party AUM totaled $140 billion as of Sept. 30, 2017, up from $135 billion as of June 30, 2017 and $128 billion as of Sept. 30, 2016.

Annuities

Positive Net Flows for Investment-Only Products; Higher Fee-based Revenue and Favorable Underwriting Income Partially Offset by Lower Investment Spread

	Three Months Ended September 30,
($ in millions, before income taxes)	2017	2016
Operating earnings	$74	$113
Less: DAC/VOBA and other intangibles unlocking	13	56

Adjusted operating earnings	$61	$57

Annuities operating earnings were $74 million, down from $113 million due to lower positive DAC/VOBA and other intangibles unlocking.

Annuities adjusted operating earnings, which exclude the impact of unlocking, were $61 million, up from $57 million. Earnings drivers included:

•	Higher net underwriting income primarily due to a negative reserve adjustment related to valuation model refinements in 3Q 2016.

•	Higher fee-based revenues mainly due to asset growth of investment-only products.

•	Investment spread revenues

•	Prepayment fee and alternative investment income were, in aggregate, $3 million above long-term expectations (before the effect of income taxes and DAC).

•	Excluding alternative investment income and prepayment fees, investment spread revenues decreased mainly as a result of lower portfolio yields.

•	DAC/intangible amortization was favorable, primarily due to a lower amortization rate, and was partially offset by increased expenses that includes $2 million of favorable items in 3Q 2017.

Total Annuities net outflows were $165 million as net inflows of $87 million in investment-only products were more than offset by net outflows of $252 million in fixed indexed annuities, fixed rate, income and other annuities.

Annuities AUM totaled $29 billion as of Sept. 30, 2017, up from $28 billion as of June 30, 2017, and $28 billion as of Sept. 30, 2017.

Individual Life

Increase in Underwriting Income, Lower Expenses and Higher Investment Spread

	Three Months Ended September 30,
($ in millions, before income taxes)	2017	2016
Operating earnings	($66)	($76)
Less: DAC/VOBA and other intangibles unlocking	(143)	(122)

Adjusted operating earnings	$77	$46

[8]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

Individual Life operating earnings were $(66) million, up from $(76) million and reflects an increase in negative DAC/VOBA and other intangibles unlocking largely due to higher reinsurance costs.

Individual Life adjusted operating earnings, which exclude the impact of unlocking, were $77 million, up from $46 million. Earnings drivers included:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were, in aggregate, $2 million above long-term expectations (before the effect of income taxes and DAC).

•	Excluding alternative investment income and prepayment fees, investment spread revenues increased slightly due to higher portfolio volume and $4 million (pre-DAC) of favorable developments in 3Q 2017.

•	Underwriting results (including DAC/VOBA and other intangibles amortization) increased driven by lower net financing costs; 3Q 2017 net underwriting results were $14 million favorable to expectations.

•	Expenses decreased primarily due to continued expense management efforts and $2 million of favorable items in 3Q 2017.

Total Individual Life sales were $18 million, down from $24 million and primarily reflect the discontinuation of sales of more capital intensive products.

Employee Benefits

Premium Growth and Favorable Group Life Underwriting Results Offset by Higher Loss Ratio for Stop Loss

	Three Months Ended September 30,
($ in millions, before income taxes)	2017	2016
Operating earnings	$58	$41
Less: DAC/VOBA and other intangibles unlocking	(1)	0

Adjusted operating earnings	$59	$42

Employee Benefits operating earnings were $58 million, up from $41 million.

Employee Benefits adjusted operating earnings, which exclude the impact of unlocking, were $59 million, up from $42 million. Earnings drivers included:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were, in aggregate, $1 million above long-term expectations (before the effect of income taxes and DAC).

•	Excluding alternative investment income and prepayment fees, investment spread revenues were slightly lower.

•

Underwriting results improved primarily due to growth in Stop Loss and Voluntary and improved loss ratios for Group Life and Voluntary; Underwriting results in both periods were favorably impacted by a $17 million (post-DAC) reserve adjustment in Voluntary while 3Q 2017 also benefited from an $8 million (post-DAC) reserve adjustment in Stop Loss.

•	Expenses increased due to higher volumes but include $1 million of favorable items in 3Q 2017.

The loss ratio for Group Life was 74.4%, compared with 77.9% in 3Q 2016. The loss ratio for Stop Loss was 80.6%, compared with 79.5% in 3Q 2016. The company typically expects an annual loss ratio for Stop Loss and Group Life between 77-80%.

Total Employee Benefits sales were $39 million, down from $54 million.

Corporate

Corporate operating losses were $89 million, compared with losses of $84 million. 3Q 2017 results include $21 million of strategic investment spending and $3 million of implementation expenses in preparation for the Department of Labor fiduciary rule.

CBVA

Voya’s CBVA segment, which is not included in operating earnings, contains variable annuities with substantial guaranteed features. The company ceased sales of these products in early 2010 and is running off the block. Voya’s primary focus in managing the block is to protect regulatory and rating agency capital, targeting Standard & Poor’s CTE 95 level for capital adequacy purposes. As of Sept. 30, 2017, the company’s capital position in support of CBVA was more than sufficient at the CTE 95 level.

CBVA is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on capital resources. As U.S. GAAP accounting differs from the methods used to determine regulatory and rating agency capital measures, the CBVA hedge program can create earnings volatility for U.S. GAAP financial statements. During 3Q 2017, the hedge program resulted in a net neutral impact to rating agency capital as a result of the difference between the change in CTE 95 requirements and hedge assets related to equity market and interest rate movements.

CBVA had a net gain before income taxes of $142 million in 3Q 2017, compared with a net loss before income taxes of $328 million in 3Q 2016. Changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor, generated a loss of $13 million in 3Q 2017, compared with a loss of $123 million in 3Q 2016.

CBVA’s $142 million net gain in 3Q 2017 included a $373 million gain due to annual assumption changes, reflecting the positive impact of policyholder behavior assumption changes and other model updates.

Share Repurchase Authorization

Voya did not repurchase any shares during 3Q 2017. The company announced today that its board of directors has increased the amount of the company’s common stock authorized for repurchase under the company’s share repurchase program by an additional $800 million. This additional authorization increases the aggregate amount currently available under the company’s share repurchase authorization to $1,011 million. Under its share repurchase program, the company may, from time to time, purchase shares of its common stock through various means, including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic repurchase transactions, or tender offers. The additional $800 million share repurchase authorization expires on Dec. 31, 2018 (unless extended), and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

Supplementary Financial Information

More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya will host a conference call on Wednesday, Nov. 1, 2017, at 10 a.m. ET to discuss the company’s third-quarter 2017 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Nov. 1, 2017.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.6 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2016. The company had $541 billion in total assets under management and administration as of September 30, 2017. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible and has been recognized as one of the 2017 World’s Most Ethical Companies® by the Ethisphere Institute, as well as one of the Top Green Companies in the U.S., by Newsweek magazine. Follow Voya Financial on Facebook and Twitter @Voya.

Use of Non-GAAP Financial Measures

Operating earnings before income taxes is a financial measure we use to evaluate segment performance. We believe that operating earnings before income taxes provides a meaningful measure of our business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of our underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors. We use the same accounting policies and procedures to measure segment operating earnings before income taxes as we do for consolidated net income (loss).

Operating earnings before income taxes does not replace net income (loss) as the U.S. GAAP measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both net income (loss) and operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•

Income (loss) related to businesses exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity; these gains and (losses) are often related to infrequent events and do not reflect performance of operating segments. Excluding this activity better reveals trends in our core business, which would be obscured by including the effects of business exited, and more closely aligns Operating earnings before income taxes with how we manages our segments;

•

Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in consolidated entities. Income (loss) attributable to noncontrolling interest represents such shareholders’ interests in the gains and (losses) of those entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•

Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•

Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•

Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current operating expense fundamentals; and

•

Other items not indicative of normal operations or performance of our segments or may be related to infrequent events including capital or organizational restructurings including certain costs related to debt and equity offerings as well as stock and/or cash based deal contingent awards; expenses associated with the rebranding of Voya Financial, Inc.; severance and other third-party expenses associated with the 2016 Restructuring. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments. Additionally, with respect to restructuring, these costs represent changes in operations rather than investments in the future capabilities of our operating businesses.

Operating earnings before income taxes, when presented on a consolidated basis, also does not reflect the results of operations of our CBVA segment because this segment is managed to focus on protecting regulatory and rating agency capital rather than achieving operating metrics or generating net income. As a result of this focus on regulatory and rating agency capital, the financial results of the CBVA segment presented in accordance with GAAP tend to exhibit a high degree of volatility based on factors, such as the asymmetry between the accounting for certain liabilities and the corresponding hedging assets, and gains and losses due to changes in nonperformance risk, that are not necessarily reflective of the economic costs and benefits of the CBVA business. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) net gains from a distribution of cash in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the company, (3) losses on certain receivables associated with the previously disposed low-income housing tax credit partnerships, and (4) interest expense related to debt in our Corporate segment. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The net gain from the Lehman Brothers bankruptcy settlement and the loss from the disposition of low-income housing tax credit partnerships affected run-rate results and we believe that this effect is not reflective of our ongoing performance.

Operating earnings (both before and after income taxes) and adjusted operating earnings before income taxes are non-GAAP measures. For a reconciliation of each of these non-GAAP measures to the most directly comparable U.S. GAAP measures, see the tables that accompany this release, as well as our Quarterly Investor Supplement. In our Investment Management business, we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period-to-period comparability.

In addition to net income (loss) per share, we report operating earnings per share because we believe that operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our segments. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee-based margin consists primarily of fees earned on AUM, AUA, and transaction-based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles in our Quarterly Report on Form 10-Q for the three-month period ended September 30, 2017, which the company expects to file with the Securities and Exchange Commission on or before Nov. 9, 2017.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, including those affecting reserve requirements for variable annuity policies and the use of and possible application of NAIC accreditation standards to captive reinsurance entities, those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the U.S. Department of Labor’s final rules and exemptions pertaining to the fiduciary status of providers of investment advice, or any amendments thereto, and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the Securities and Exchange Commission on Feb. 23, 2017, and our Quarterly Report on Form 10-Q for the three-month period ended September 30, 2017, which the company expects to file with the Securities and Exchange Commission on or before Nov. 9, 2017.

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-Date

	Three Months Ended
(in millions USD)	9/30/2017	9/30/2016
Net Income (loss)	214.0	(236.5)
Less: Net income (loss) attributable to noncontrolling interest	65.4	11.6

Net Income (loss) available to Voya Financial, Inc.’s common shareholders	148.6	(248.1)
Less: Adjustments to operating earnings
Closed Block Variable Annuity	141.8	(328.0)
Net Investment gains (losses) and related charges and adjustments	(14.6)	(65.6)
Other adjustments	(92.4)	(82.3)

Total Adjustments to operating earnings before tax effect	34.8	(475.9)
Income taxes on adjustments to operating earnings (1)	(12.2)	166.6

Total Adjustments to operating earnings, after tax(1)	22.6	(309.3)
Less: Difference between actual tax (expense) benefit and assumed tax rate	32.2	(12.5)

Operating earnings, after-tax (1)	93.8	73.7
Less: Income taxes (1)	(44.1)	(34.7)

Total operating earnings before income taxes	137.9	108.4

(1)

Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after tax.” A 35% tax rate is applied to all non-operating items, including CBVA results. The 32% tax rate for operating earnings and components reflects the estimated benefit of the dividend received deduction related to the company’s Retirement, Investment Management, Annuities, Individual Life, and Employee Benefits segments.

Voya Financial

Reconciliation of Book Value per Share

As of September 30, 2017
Book value per share, including AOCI	75.98
Per share impact of AOCI	(15.76)

Book value per share, excluding AOCI	60.22

Voya Financial

Reconciliation of Investment Management Operating Margin

	Three Months Ended
(in millions USD, unless otherwise indicated)	9/30/2017	6/30/2017	9/30/2016
Operating revenues	171.0	203.3	160.4
Operating expenses	(117.5)	(118.4)	(111.5)

Operating earnings before income taxes	53.5	84.9	48.9

Operating margin	31.3%	41.8%	30.5%
Operating revenues	171.0	203.3	160.4
Less:
Investment Capital Results	5.0	35.2	4.1

Revenues excluding Investment Capital	166.0	168.1	156.3
Operating expenses	(117.5)	(118.4)	(111.5)

Operating earnings excluding Investment Capital	48.5	49.7	44.8

Operating margin excluding Investment Capital	29.2%	29.6%	28.7%